SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[_]	Definitive proxy statement.
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Wachovia Corporation
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Date: May 30, 2001

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of the merger between Wachovia Corporation and First Union Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to Wachovia's and First Union's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of Wachovia's and First Union's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of Wachovia's and First Union's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause Wachovia's and First Union's results to differ materially from those described in the forward-looking statements can be found in Wachovia's and First Union's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Wachovia or First Union or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia and First Union do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

The proposed transaction will be submitted to Wachovia's and First Union's stockholders for their consideration, and on April 26, 2001 First Union filed a registration statement on Form S-4 with the SEC containing a preliminary joint proxy statement/prospectus of Wachovia and First Union and other relevant documents concerning the proposed transaction. Stockholders are urged to read the definitive joint proxy statement/prospectus when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and First Union, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (888-492-6397), or to First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782).

Wachovia and First Union, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Wachovia and First Union in connection with the merger. Information about the directors and executive officers of Wachovia and their ownership of Wachovia common stock is set forth in Wachovia’s proxy statement on Schedule 14A, as filed with the SEC on March 19, 2001. Information about the directors and executive officers of First Union and their ownership of First Union common stock is set forth in First Union’s proxy statement on Schedule 14A, as filed with the SEC on March 13, 2001. Additional information regarding the interests of those participants may be obtained by reading the definitive joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

TRANSCRIPT OF EMPLOYEE VIDEO COMMUNICATION ON MERGER WITH FIRST UNION CORPORATION

JOINT PRESS RELEASE ISSUED BY WACHOVIA CORPORATION AND FIRST UNION CORPORATION ANNOUNCING LEADERSHIP ASSIGNMENTS

INTERNAL MEMO TO WACHOVIA SENIOR MANAGERS ANNOUNCING LEADERSHIP ASSIGNMENTS

SLIDE PRESENTATION FOR WACHOVIA EMPLOYEES EXPLAINING WACHOVIA CORPORATION’S BOARD OF DIRECTORS DECISION TO REJECT THE UNSOLICITED SUNTRUST PROPOSAL AND REAFFIRM THE PROPOSED MERGER WITH FIRST UNION CORPORATION

TRANSCRIPT OF EMPLOYEE VIDEO COMMUNICATION ON MERGER WITH FIRST UNION CORPORATION

EMPLOYEE MERGER COMMUNICATION

MS. CAWOOD: Hello, and welcome to Wachovia. I'm Greer Cawood, manager of corporate communications and public policy. With me today are Bud Baker and Bob McCoy, who are here to answer some questions about our merger of equals with First Union, our rejection of SunTrust's takeover proposal, and the creation of the new Wachovia.

Given the events of recent days, many of us have questions and concerns, so let me get started with a question to Mr. Baker.

EXAMINATION OF MR. BUD BAKER BY MS. CAWOOD:

Q. The recent investor conference painted a very bright picture for Wachovia's future with sound strategies for delivering growth. Why do you feel it's most important for Wachovia to merge with another company at this time?

A. One of the things we also worked on while we were building the strategic plan piece by piece was the concept overall of where Wachovia should be in key markets over a long period of time. And as we evaluated that, we began to think a lot about our position in the Southeast and the desirability of having a broad, deep franchise across the great markets of the Southeast and having all of the products we need to serve customers in those markets. And this led us to, also, do a considerable amount of thinking about the possibility of a strategic partner. And coming out of those discussions, we agreed that we would move forward and implement the plan which would indicate strong growth in earnings per share, but that we would also continue to think about longer-term growth for Wachovia and for our people and the possibility of achieving that through a strategic merger.

Q. Many Wachovians have long believed that if Wachovia did do a merger, it would be with SunTrust. We've had talks with them ongoing for years and most recently last December. Why are we doing a merger of equals with First Union, and why are we not merging with SunTrust?

A. We have a long-standing disagreement on structure, organization within the company, and strategy. And these are important things. Each time in the past when we've tried to discuss these things, we have met something of a stone wall. And we have been told it will work out fine. It will be fun. But it won't work out fine and it won't be fun, unless you have strategies that can be put side by side that allow you to move forward. This is the obstacle. This has been the obstacle all along. And it is not a good recipe for success.

Q. Could you tell us more about the well-publicized disagreement between SunTrust and Wachovia in the asset and wealth management area? How can something such as this be an impediment to such an important, possible merger?

A.  Our discussion with SunTrust ran aground almost immediately in the area of asset and wealth management. And what they wanted to do was, basically, bury it in the company and put it back under their old geographic network of doing business; in other words, their local office manager would have, in essence, the complete strategic say over what went on in each area in asset and wealth management.

This is clearly unacceptable to us. It is one of our highest growth lines of business. It represents an area of supreme opportunity for us. And you have to remember that we've spent a very great deal of capital and time and effort building the wealth management business in recent years. We have capabilities that other people do not have. And so we did not find openness among the SunTrust officers in terms of being willing to aggressively offer this product into the marketplace. They were more interested in fitting it into their existing organization. I failed in my discussions. Our senior line business managers failed in their discussions. And I would say to you that this is just symptomatic of the kind of difficulty we had in getting them to understand what we were fundamentally talking about in going to see customers.

Q. SunTrust and Wachovia share similar credit cultures, also a similar way of relationship banking. What do we have in common with First Union, and why are they a better cultural fit?

A. Last year they completed a strategic plan. And if you read their plan and you put it beside Wachovia, it's almost as if the plans were written for the same company. And so I find good products. I find very fine people who love their customers, just as we love ours, and who want to serve them in new and better ways. And I find more similarities than differences by a very great deal.

Q. We as well as First Union are describing our transaction as a merger of equals. Others see it as a takeover of Wachovia. Could you please explain the disconnect.

A. The reality is that Ken Thompson and I have worked very hard on this concept. And we have – we have leaned on this for quite some time in an effort to determine if we really can achieve a strategic merger. He is committed to it. I am committed to it. And our senior officers in both companies are committed to it. And we are backing that up with our actions. There's a very great deal of effort that's going into building the new Wachovia.

Q. How can we have chosen a merger partner in our home state who promises more layoffs than SunTrust?

A. As a result of doing a merger of equals, which has within it a low-premium transaction, we have agreed to an extended integration period. We did this after a period of some reflection. We studied other mergers to see what had been successful, what has worked, and what hasn't. And so the integration process is going to be a gradual one, moving forward slowly. We're not going to consider closing any branches for at least a year. And we're going to move forward with great deliberation. I really believe that most of the job losses we're going to see are going to involve natural transition and that the end result will not be as painful for Wachovians and First Union employees as originally thought.

Q. You have said that Wachovia is not for sale. And if it were for sale, SunTrust's proposal would be too low; however, the First Union deal is even lower than SunTrust's. Why not just put the company up for sale to get the best and highest possible price?

A. The strategic merger gives us the opportunity to select the best from each company and to present within our markets an incredible array of products that will carry this company forward for the next decade. So it's a wonderful opportunity that cannot be envisioned in a purchase, because in a purchase only one side of the equation will be filled. If we -- if Wachovia were acquired, we would simply be taken over and we would be subject to the whims of some other management group. But this is a strategic merger and it makes great sense as we look at the markets and we consider the array of products that will be brought to customers over time.

Q. Many customers are skeptical about our proposed merger with First Union. Others don't understand what the SunTrust situation means. What should we be telling our customers at this time?

A.   I think it is very natural in any situation where there's going to be a merger for customers to be concerned. It would be particularly true with Wachovia customers because they are exceptionally well-served. There is no other banking company, in my knowledge, who does as good a job as Wachovians do in taking care of their customers. So I think it is important that we go to our customers now and talk to them about what this means. What this means for them is a better company in the future, a company that has a broader array of products, and is even better positioned to serve their needs than the old Wachovia has been in the past. I think we need to reassure them that we are dedicated to a high level of service.

Ken Thompson and I in every one of our discussions about the new Wachovia have sworn allegiance to a code of conduct that lends itself to putting the customer first in every single situation.

Q. Mr. Baker, we've heard some about the technology differences between Wachovia and First Union as compared with SunTrust. Can you explain to us why that's important?

A. One of the great strengths of this -- of this merger is the extent to which our technology comes together, the extent to which we are both prepared for the future, and a chance here to build a company which will be a technology powerhouse in terms of serving our customers in the future.

Q. SunTrust proposes a higher price than First Union. How can we turn it down?

A. Each of you is -- in addition to being an employee is also a shareholder. And so the thing that you need to think about is the future opportunity of growth of the security that Wachovia would take in either transaction. SunTrust made a proposal to us at a time when their stock was selling at a higher level and the premium was approximately 17 percent. The stock market has adjusted that premium down to approximately 3 percent at this time. Also, the First Union transaction is meant to be a merger of equals, where low-premium transactions are common in those situations. SunTrust's proposal was an acquisition, which brings with it a very high premium anticipated. The market has adjusted that down to a very low premium, and our board has had an easy time in – in going with the First Union transaction.

Q. The board said the First Union merger would provide superior value to our shareholders. Could you explain to us why?

A. I've talked with each of you in the past about growth rates. And I've told you that stock transactions and the performance of stock depends upon future growth. In the First Union transaction, we anticipate higher growth rates going forward. Remember, again, this is a merger of equals, and it's an opportunity for Wachovia to build a truly outstanding financial services organization. We would expect this organization to obtain higher growth rates going forward. And as many of you had a chance to look at in the investor deck and other writing about this transaction, that we expect the growth rates at First Union to be very superior to those of the SunTrust transaction. And so we think that the future growth opportunities has enough for higher stock returns in the future.

Q. The board modified the First Union agreement to allow for a choice on dividends. Could you explain to us exactly what choices shareholders now have?

A. Shareholders may option between still taking a one-time payment of 48 cents per share or they may elect to take a $2.40 dividend in the future. And that will be in effect until such time as the new Wachovia dividend equals or exceeds the $2.40. We believe this was somewhat confusing to our shareholders and we now think that is off the table and is exactly what it is, an option, to give one time 48 cents per share or the $2.40 dividend going forward.

Q. Wachovia has said that our proposed merger with First Union provides greater value to Wachovia's shareholder and provides greater accretion. Could you explain to us why it is better for the Wachovia shareholder and what exactly this all means?

A. Well, accretion's very important to all shareholders. That represents the increased value that you receive from the earnings performance of a company post the transaction. Let me see if an example helps out. Let's assume that we, as Wachovia, on a stand-alone basis in 2002 would have done $5.50 a share. As a result of the First Union transaction, we are expecting that there be an accretion of about 15 percent on that value, and that is that the earnings growth and the savings from the -- from the cost savings will be shared by our shareholders. And under the First Union transaction, that 15 percent is equal to about 80 cents a share. And so that earnings per share could increase about 80 cents based on the expected savings and performance of the company.

In the SunTrust -- SunTrust transaction, it's about 1.9 percent, or around 10 cents per share. And so, just to use even numbers, our $5.50 could be equal to $6.30 with First Union and in the SunTrust case could be worth $5.60. Now, the reason that's real important to shareholders is the P/E multiple that's applied to the earnings per share. Remember, I've told you in the past that the price of your stock is determined by the earnings per share times the price earnings multiple. So if you're earning more on accretion from one than the other and you apply relatively the same P/E multiple, then the price of your stock should be up, like, tenfold: So, for example, we should be able to get about $9 a share extra from the First Union transaction and a little over a dollar extra from the SunTrust transaction.

Q. SunTrust has a much better financial record than First Union, and its stock has outperformed First Union's. Why do we believe that First Union, therefore, is a better merger partner?

A. It's all in the growth rate. I've talked to you before about future growth rates. So it's very important to understand why this is a significant question. SunTrust has enjoyed relatively good performance in the past few years; however, we've noticed over the last seven, eight, nine quarters, they've pretty much hit the wall. Their performance has really resulted from large stock buyback programs versus generating additional revenue growth. And so we're very concerned about their ability to grow going forward.

First Union, on the other hand, has had a pretty outstanding performance since the restructuring. Their stock performance since the first of the year -- they're up about 12 percent since the first of the year, where SunTrust is down about 3 percent. The market now believes that Sun – that First Union has turned around. And they also believe that the -- the -- the kind of businesses they're growing in are very good for the future. And so they're being given a higher future growth rate. That's why we're excited. For us to put our company together with First Union with the kind of businesses we have really is a great opportunity to grow our businesses faster in areas which we think will command higher performance levels in the future.

Q. Which has greater integration risk, merging with First Union or being subject to a hostile takeover by SunTrust and why?

A. There's been a lot written about the ability of First Union and ourselves to put together a good integration since the size difference. But for reasons I'll discuss later, I think that's a positive rather than a negative. First Union has done several transactions in the past; one which they were criticized for by the press, and that's the Core States transaction. This is not Core States. This is a merger of equals. We are spending lots of time through the integration process to make sure this is done right. But, as mentioned, when only one year before we close branches, we're working together to make sure that we do the best of everything. And so we're taking our time in a disciplined way to make sure that the customer is not affected.

On the SunTrust transaction, first of all, it's a hostile takeover. And so we, at Wachovia, will have nothing to say about this merger process, this integration process. Secondly, if you look at the size of the transaction, back in December when we were talking with SunTrust, they estimated -- we together estimated about 400 million dollars of cost saves. In less than 5 months later, they've increased that by 25 percent to 500 million dollars. We don't understand where those extra cost saves will come from, but we would expect them to come from Wachovia. So we would expect the transaction -- the transaction integration process with First Union not easier but done in a better way, done a very disciplined way, so the result is that the customers win, the employees win, and the shareholders win.

Q. Why is SunTrust doing what it's doing to Wachovia?

A.   I think there are three issues: (1) I think it's growth rate, (2) I think it's capital, and (3) I think it's management. If you recall, we've had -- as Bud has mentioned, we've had several discussions with SunTrust in the past about our two organizations going together. And we've had pretty significant differences of opinion about several things. The most important one, of course, was the future aspect of our growth rate. We are driven for growth rate. We think the future requires us to be involved in business lines that will grow faster, rather than just being a traditional bank. I think that SunTrust has looked at what's happening out there and finds themselves without a partner going forward. And we offered that opportunity to help them grow faster than they can grow by themself (sic). If you recall, I said that we thought they had been suffering a relatively slow growth rate in the last few quarters. Capital, somewhat a constraint on capital. Remember, that they have been adjust -- accustomed to large stock buybacks where the value of the Coke stock increases each year.

Well, then, lastly management. I think they, like us -- when we were talking to them before, we, obviously, went together to look at if we could form a deeper management team. I think they find it necessary to have the kind of management team that Wachovia brings to the table. And, of course, that's the reason we would like to go with First Union, because our management people have a great opportunity to influence the future growth of that company.

REEXAMINATION OF MR. BUD BAKER BY
MS. CAWOOD:

Q. What are the next steps we can expect from Wachovia, First Union, and SunTrust in the weeks and months ahead?

A. Well, Wachovia and First Union are moving ahead with our merger of equals. We are in the integration process. We have been working together now for about 40 days. And I'm very pleased to tell you that the results are surpassing our expectations. We're doing well, and we have a good process in place. We have our share of differences, but we have vehicles for resolving those differences. And I am hopeful that we will continue to move forward and that we will all be pleased with the results. We are working our way through the regulatory process. And we have moved through a part of that process. And we have now announced an annual meeting date and a shareholder voting date of August 3rd. We expect to close the merger as originally planned.
Q. As an employee, what can I be doing to help Wachovia during this time?

A. Well, one of the things you can be doing is making sure that our customers in this period of time are exceptionally well-served, as you always do. But pay a little extra attention to them. They are concerned about the prospect of the merger. They want to know what's going to happen to that great service that you've been giving them over the years. And so be sure to reassure them that things are going to be fine, that you're going to like the new company, even more than you like the old one. I think you can be aggressive in going to them and talking about the merger. I think you can bring it up with them, even if they don't mention it to you, because we know they are going to have very natural concerns about their company merging with someone else.

I think you can think about the number of customers you know who are concerned about all of this and communicate with them on a regular basis. Think about the ones you know who are shareholders of Wachovia. And it's very important that you talk to them and express your personal support for the merger and your belief that we are creating a wonderful new company, which will be of great benefit to them in the years ahead.

MS. CAWOOD: Thank you, Mr. Baker and Mr. McCoy. That's all the time we have today. But we greatly appreciate this time together. This is the first of a series of questions-and-answer sessions that we will have as we make progress towards our merger of equals with First Union and the creation of the new Wachovia.

Thank you.

(CONCLUSION OF INTERVIEW)

MR. SCANLON: This video contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation: 1. Statements about the benefits of the merger between First Union Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger. 2. Statements with respect to First Union's and Wachovia's plans, objectives, expectations, and intentions, and other statements that are not historical facts; and 3. Other statements identified by words such as: Believes, expects, anticipates, estimates, intends, plans, targets, and similar expressions. These statements are based upon the current beliefs and expectations of First Union's and Wachovia's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements: 1. The risk that the business of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected. 2. Expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame. 3. Revenues following the merger may be lower than expected. 4. Deposit attrition, operating costs, customer loss, and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees may be greater than expected. 5. The ability to obtain governmental approvals of the merger on the proposed terms and schedule. 6. The failure of First Union's and Wachovia's stockholders to approve the merger. 7. Competitive pressure among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships, and revenues. 8. The strength of the United States' economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or reduced demand for credit, including the result, in effect, on the combined companies' loan portfolio and allowance for loan losses. 9. Changes in the US and foreign legal and regulatory framework; and 10. Adverse conditions in the stock, the public debt market, and other capital markets, including changes in interest rate conditions and the impact of such conditions on the combined companies' capital markets and asset management activities. Additional factors that could cause First Union's and Wachovia's results to differ materially from those described in the forward-looking statements can be found in First Union's and Wachovia's annual reports on Form 10K, quarterly reports on Form 10Q, and current reports on Form 8K filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. First Union and Wachovia do not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional information:

You are urged to read the definitive joint proxy statement prospectus regarding the proposed merger between First Union and Wachovia when it becomes available because it will contain important information. You may obtain a free copy of the preliminary joint proxy statement prospectus found as part of First Union's registration statement on Form S-4 and other filings containing information about First Union and Wachovia including the definitive joint proxy statement prospectus when it becomes available, without charge, at the FCC's internet site, www.FCC.gov. Copies of the joint proxy statement prospectus and the FCC filings that will be incorporated by reference in the joint proxy statement prospectus also can be obtained, without charge, by directing your request to First Union Corporation, Investor Relations, One First Union Center, 301 South College Street, Charlotte, North Carolina, 28288-0206, or by calling 704-374-6782; or to Wachovia Corporation, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina, 27150, or by calling 1-888-492-6397. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interest by security holdings or otherwise is contained in the materials filed with the FCC by each of First Union and Wachovia on April 16th, 2001.

(CONCLUSION OF VIDEOTAPE)

JOINT PRESS RELEASE ISSUED BY WACHOVIA CORPORATION AND FIRST UNION CORPORATION ANNOUNCING LEADERSHIP ASSIGNMENTS

Media Contacts:
First Union:	Mary Eshet	704-383-7777
Wachovia:	Ed L. Hutchins	336-732-4200
	Jay E. Reed	336-732-5855

FIRST UNION’S EVERETT AND LEHMAN TO BE NAMED TO LEADERSHIP POSTS FOR THE NEW WACHOVIA
Everett to Lead Corporate and Community Affairs;
Lehman to Head Investor Relations

Charlotte and Winston Salem; May 29, 2001 -- Today First Union Corporation (NYSE:FTU) and Wachovia Corporation (NYSE:WB) announced that Malcolm E. Everett III will head Corporate and Community Affairs for the new company, effective upon consummation of the planned merger. Everett will report to the combined company’s chairman, L.M. Baker Jr.

Alice L. Lehman will head Investor Relations for the combined company, also effective upon consummation. Lehman will report to Robert Kelly, chief financial officer for First Union and designated CFO for the new Wachovia.

Everett will oversee the combined functions for Community Development Lending/CRA Compliance; Corporate Communications; Government Relations/Public Policy; and Corporate Contributions/Community Involvement. Lehman will direct strategy and communication with the investment community, including institutional and retail investors as well as the buy- and sell-side analysts.

Everett has been with First Union for 23 years, serving most recently as president of the Southeast region. His past roles include head of the North Carolina bank; head of the Retail Investment Division of the Capital Management Group; president of First Union Securities Corporation; and vice president and head of statewide sales for Trust and Investments.

“Mac Everett is clearly the right leader to direct our strategies for community commitments and corporate relations for the new Wachovia,” said Baker. “As our merger integration efforts continue to move forward, it is imperative that our new company aligns with employees, customers and political leaders in the communities we serve. Our recent community pledge underscores our commitment in this area. It is critical to communicate with those key groups in a powerful and consistent way.”

“Alice Lehman has all of the critical skills to lead and raise our visibility while building key relationships with the analyst community,” said Kelly. “Our shareholders are one of our most critical constituencies. It is more important than ever that we focus on this group as we combine our two great companies into one even stronger organization. Alice is absolutely the right and proven leader to do this.”

Lehman is a 17-year veteran of First Union, serving currently as managing director for the Corporate Relations Division. She has led First Union Capital Markets’ Loan Syndications and Specialized Lending groups and was a senior credit officer in corporate banking.

On April 16, 2001, First Union Corporation and Wachovia Corporation announced a merger of equals. The company will be the nation’s fourth largest financial services company upon consummation later this year.

First Union Corporation, with $253 billion in assets and stockholders’ equity of $16 billion at March 31, 2001, is a leading provider of financial services to 15 million retail and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices in 11 East Coast states and Washington, D.C., and full-service brokerage offices in 47 states. Online banking products and services can be accessed through www.firstunion.com.

Wachovia Corporation, with dual headquarters in Atlanta and Winston-Salem, N.C., is a leading financial holding company serving regional, national and international markets. As of March 31, 2001, Wachovia had assets of $75.6 billion. Member companies offer consumer and commercial banking, bank card, asset and wealth management, capital markets and investment banking, community development finance, brokerage and insurance services. Wachovia Bank, N.A., the principal subsidiary, has nearly 650 offices and 1,350 ATMs primarily in Florida, Georgia, North Carolina, South Carolina and Virginia.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the merger between First Union Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First Union’s and Wachovia’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions. These statements are based upon the current beliefs and expectations of First Union’s and Wachovia’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of First Union’s and Wachovia’s stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio and allowance for loan losses; (9) changes in the U.S. And foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company’s capital markets and asset management activities. Additional factors that could cause First Union’s and Wachovia’s results to differ materially from those described in the forward-looking statements can be found in First Union’s and Wachovia’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. First Union and Wachovia do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information:

You are urged to read the definitive joint proxy statement/prospectus regarding the proposed merger between First Union and Wachovia when it becomes available, because it will contain important information. You may obtain a free copy of the preliminary joint proxy statement/prospectus filed as part of First Union's registration statement on Form S-4, and other filings containing information about First Union and Wachovia, including the definitive joint proxy statement/prospectus when it becomes available, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus also can be obtained, without charge, by directing a request to First Union Corporation, Investor Relations, One First Union Center, 301 South College Street, Charlotte, NC 28288-0206, 704-374-6782, or to Wachovia Corporation, Investor Relations, 100 North Main Street, Winston-Salem, NC 27150, 888-492-6397. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, is contained in the materials filed with the SEC by each of First Union and Wachovia on April 16, 2001.

INTERNAL MEMO TO WACHOVIA SENIOR MANAGERS ANNOUNCING LEADERSHIP ASSIGNMENTS

To:	Senior Managers of Wachovia Companies

From:	David Carroll and Bob McCoy

Date:	May 29, 2001

Re:	Leadership Announcement

Today we are announcing two key leadership decisions for the new company. These changes will be effective after consummation.

Mac Everett, currently president of First Union’s Southeast region, will oversee the combined functions of Community Development Lending/CRA Compliance; Corporate Communications; Government Relations/Public Policy; and Corporate Contributions/Community Involvement. Everett will report to Bud Baker, chairman of the new company.

Alice Lehman, currently managing director of Corporate Relations for First Union, will head Investor Relations in the new organization. Lehman will direct strategy and communication with the investment community, which includes institutional and retail investors as well as buy- and sell-side analysts. She will report to Bob Kelly, designated chief financial officer for the new Wachovia. The balance of the Finance Group leadership will be named at a later date.

This structure will help ensure intense focus on all of every constituency: shareholder, employee, customer, community and political. More than ever, it will be critical to provide intensified focus on the investment community as we combine our companies into one even stronger organization.

It will be crucial to direct our strategies related to community and reputation management for the new company, aligning them with employees, customers and the political constituencies in the communities we serve. This structure creates the right organization to communicate with those groups in a powerful and consistent way.

Please share this information with your teams. As additional decisions regarding our new company are made, we will provide updates to you in a timely manner.

Note: The following notice is included to meet certain legal requirements:

This news release contains forward-looking statements regarding Wachovia Corporation. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia’s filings with the Securities and Exchange Commission.

You are urged to read the definitive joint proxy statement/prospectus regarding the proposed merger between First Union and Wachovia when it becomes available, because it will contain important information. You may obtain a free copy of the preliminary joint proxy statement/prospectus filed as part of First Union's registration statement on Form S-4, and other filings containing information about First Union and Wachovia, including the definitive joint proxy statement/prospectus when it becomes available, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus also can be obtained, without charge, by directing a request to First Union Corporation, Investor Relations, One First Union Center, 301 South College Street, Charlotte, NC 28288-0206, 704-374-6782, or to Wachovia Corporation, Investor Relations, 100 North Main Street, Winston-Salem, NC 27150, 888-492-6397. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, is contained in the materials filed with the SEC by each of First Union and Wachovia on April 16, 2001.

FIRST UNION WACHOVIA

The "New" WACHOVIA

Superior Partners . . . Superior Merger . . . Superior Value

Cautionary Statement

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule: the failure of Wachovia and First Union stockholders to approve the merger; the risk that businesses will not be integrated successfully; the risk that the revenue synergies and cost savings from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Wachovia's and First Union's results to differ materially from those described in the forward-looking statements can be found in the 2000 Annual Reports on Forms 10-K of Wachovia and First Union, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov).

1

Agenda

I. Why Wachovia's board of directors reaffirmed our merger of equals with First Union

II. Why Wachovia's board of directors rejected SunTrust's proposal

III. Update on excellent progress in our merger integration planning with First Union

2

Agenda

I. Why Wachovia's board of directors reaffirmed our merger of equals with First Union

II. Why Wachovia's board of directors rejected SunTrust's proposal

III. Update on excellent progress in our merger integration planning with First Union

3

Wachovia and First Union have a shared view of the future.

- Focus on the customer. Deepen existing relationships and attract new clients with superior customer service and valued financial advice.

- Emphasize the growth businesses of asset and wealth management and capital markets.

- Market leaders should execute the strategies set by the lines of business.

- Invest strategically to maintain a superior technology platform that supports growth and optimizes efficiency.

4

Together, Wachovia and First Union have density - significant presence - in some of the best financial services markets in America.

Leading Financial Services Franchise

NY
PA
CT
NJ
DE
MD
DC
VA
SC
GA
FL
Legend
Wachovia Corp.
First Union Corp.

#1 Retail Bank in East

Rank	State	Deposit Share
#1	North Carolina	24%
#1	South Carolina	21%
#1	Virginia	20%
#1	Eastern PA	20%
#1	Georgia	19%
#2	Florida	16%
#2	New Jersey	12%

- #1 Share in 8 of top 15 MSAs in footprint
  - Atlanta
  - Charlotte
  - Greensboro
  - Richmond
  - Philadelphia
  - West Palm Beach
  - Jacksonville
  - Raleigh-Durham
- 90% of deposits in MSAs where combined company will rank in top 3 in market share

5

The "new" Wachovia will have superior scale in retail banking.

Average Deposits Per Branch

(Dollars in Millions)

$80
$75
$70
$65
$60
$55
$50
= First Union Wachovia
= SunTrust Proposal
$73.5
$75.3
$61.9
$64.7
1 Mile
2 Miles
Pro Forma Consolidated
1 Mile
2 Miles
Pro Forma Consolidated

Retail Distribution

	First Union Wachovia	SunTrust Proposal
Retail Customers	19 million	8 million
On-line Banking Customers	3 million	1 million
Total Deposits	$186 billion	$108 billion
Core Deposits(1)	$164 billion	$81 billion
Branches(2)	2,600	1,700
ATM Network	5,128	3,415

(1) Excludes time deposits > $100 thousand and estimated divestitures.

(2) Excludes approximately 300 branches for First Union/Wachovia and 160 branches for SunTrust proposal

Source: SNL Securities as of June 2000, excludes branches with zero deposits.

6

The "new" Wachovia will be a national leader in key growth businesses.

Asset and Wealth Management / Brokerage

	First Union / Wachovia	SunTrust Proposal
Total Assets Under Management	$222BN	$142BN
Mutual Fund Assets Under Management	$96BN	$31BN
# of Licensed Brokers	8,350	674
# of Brokerage Offices	600	75
# of Private Client / High Net Worth Offices	133	57

Note: Wachovia contributes $50 billion in assets under management, $11 billion in mutual fund assets under management, 571 licensed brokers, 64 brokerage offices and 57 private client / high net worth offices.

7

The "new" Wachovia will leverage a significant platform over a broad corporate customer base.

- Leader in corporate / middle market relationships on east coast
- Premier treasury services / cash management provider
- Full service investment banking capability
  - Capital markets
  - Advisory services
  - Private equity

8

Wachovia and First Union would provide a superior product offering.

	First Union / Wachovia	SunTrust Proposal
Investment Management	●	◔
Mutual Funds	●	◔
High Net Worth / Personal Trust	●	◑
Insurance	●	◑
401(k) – Institutional	◑	○
CAP / Consolidated Accounts	●	○
Capital Markets Products	●	◑
Treasury Services / Cash Mgmt	●	◑
Commercial Lending	●	●
Consumer Lending	●	●
Deposit Products	●	●

● = Strong ◑ = Acceptable ◔ = Below Average ○ = Weak

9

The "new" Wachovia will have enhanced scale and industry leading product distribution capabilities. These are important drivers of profitable growth.

	First Union / Wachovia	SunTrust Proposal
Retail customers	19 million	8 million
Deposits	$186 billion	$108 billion
Bank branch network	2,600	1,700
Nationwide ATM networks	5,128	3,415
Brokerage network in U.S.	600 offices	75 offices (64 Wachovia)
Registered representatives	8,350	674 (571 Wachovia)
Assets under management	$222 billion	$142 billion
Mutual fund assets	$96 billion	$31 billion
On-line banking franchise	3 million customers	1 million customers
Private client, high net worth platform	133 offices	57 offices (all Wachovia)
Direct telephone bank	150 million + call capacity	Unknown
Capital markets capabilities	leading regional platform	moderate regional platform
Treasury services capabilities	#2 national franchise	top 10 national franchise (Wachovia)

11

Wachovia and First Union have a clear edge in technology.

	First Union / Wachovia	SunTrust Proposal
E-business	– Leading edge	– SunTrust initiative under development
Customer Service	– Broader product offerings – State-of-the-art alternative delivery	– Standard product offerings – Traditional approach to delivery
Scalability	– Clear ability to achieve integration – Scale necessary to maintain leadership position	– Limited ability to absorb continued growth – Significant need for ongoing investment
Investment	– A strategic emphasis of both partners – Investment has resulted in superior systems and efficient operations	– SunTrust has traditionally taken a "wait and see" approach

12

Earnings per share for Wachovia shareholders will increase at a significantly higher rate under the First Union merger of equals.

15.2%
1.9%
17.4%
5.7%
19.8%
9.3%
2002
2003
2004
First Union Merger
SunTrust Proposal

Note: Figures are for cash EPS and are based on data reflected in respective investor presentations.

12

The "new" Wachovia expects to provide superior dividend growth going forward.

- Wachovia shareholders have a choice, both of which protect Wachovia's $2.40 dividend
  - A special $0.48 cash payment plus the regular "new" Wachovia dividend set initially at an annual rate of $1.92 per existing Wachovia share; or
  - A minimum cash dividend payment equal to Wachovia's current $2.40 per share until other common shareholders catch up
- Going forward, dividend growth in First Union / Wachovia merger expected to be superior given higher growth prospects

13

First Union has turned the corner . . .

- Restructuring essentially complete
- Core earnings trending upwards
- Revenue momentum building
- All prior transactions are fully integrated

14

. . . and the market is recognizing First Union's improvement.

First Union's stock has outperformed SunTrust's so far this year.

YTD Price Performance
(Through May 25, 2001)
+14%
SUNTRUST
-4%
FIRST UNION

15

First Union has significant integration experience and has learned from its past.

FIRST UNION

Friendly MOE

- ✓ 40+ transactions since 1992 with cumulative acquired assets of approximately $150 billion
- ✓ Integrated 10 mutual fund complexes and four brokerage houses representing 3 million customers
- ✓ Wachovia and First Union share common operating platform / systems

A merger of equals with First Union carries a lower level of integration risk.

16

A merger with First Union would be better for Wachovia employees.

- Less disruption
  - Mergers of equals approach employee displacement differently than hostile takeovers.
  - Extended integration period allows a gradual, deliberate process.
  - No branches will close in the first year.
  - We expect much of the headcount reduction to occur through normal attrition.
- Greater prospective career opportunities
  - The "new" Wachovia will be a growing, dynamic company.
  - The "new" Wachovia is positioned to be a dominant player in its industry.

17

Wachovia and First Union

- ✓ Complementary growth strategies and operating models
- ✓ Superior footprint in terms of scope and density
- ✓ Superior position in key lines of business: retail banking, asset and wealth management, corporate and investment banking
- ✓ Superior product offering and distribution capabilities
- ✓ Superior technology platform supports strategic growth
- ✓ Superior growth in earnings and dividends
- ✓ First Union has turned the corner, and the market is recognizing that improvement
- ✓ Lower integration risk
- ✓ Better for employees

18

Agenda

I. Why Wachovia's board of directors reaffirmed our merger of equals with First Union

II. **Why Wachovia's board of directors rejected SunTrust's proposal**

III. Update on excellent progress in our merger integration planning with First Union

19

SunTrust and Wachovia are a poor strategic fit.

- SunTrust and Wachovia do not agree on which businesses to emphasize for growth nor how to align to serve customers.
- The combination would not have sufficient scale and density.
- The combined product offerings would not be adequate to fully serve customers' needs.
- The combined technology platform would not be sufficient to compete effectively and support growth.

20

Earnings per share growth for Wachovia shareholders will be dramatically lower under the SunTrust proposal.

15.2%
1.9%
17.4%
5.7%
19.8%
9.3%
2002
2003
2004
First Union Merger
SunTrust Proposal

Note: Figures are for cash EPS and are based on data reflected in respective investor presentations.

21

SunTrust has hit the wall. Its core net income growth has been weak for the past two years.

SunTrust Quarterly Operating Earnings[1] ($ in millions)	1Q99	2Q99	3Q99	4Q99	1Q00	2Q00	3Q00	4Q00	1Q01	Growth Rate Since 1Q99
Net Interest Income	$770	$785	$795	$796	$783	$769	$772	$785	$805	2%
Provision	42	49	47	33	22	28	31	53	67	27%
Non Interest Income	446	449	444	414	430	442	448	447	469	3%
Non Interest Expense	727	718	685	747	691	702	698	696	743	1%
Pretax Net	446	467	507	430	500	482	490	483	464	2%
Net Income	$291	$303	$324	$317	$324	$329	$333	$333	$301	2%
Shares Outstanding (millions)	322	322	322	321	307	303	299	301	296	-4%
Core Earnings Per Share	$0.90	$0.94	$1.01	$0.99	$1.06	$1.09	$1.11	$1.11	$1.02	6%

[1] Excludes securities gains and other nonrecurring items

Earnings per share growth has been driven principally by share repurchases.

22

SunTrust has hit the wall. Its "growth" businesses are stagnating.

SunTrust Asset Management Revenues
(Dollars in Millions Unless Otherwise Noted)

	1Q99	1Q00	1Q01	GROWTH RATE SINCE 1Q99
Trust Income	$124	$129	$124	0.0%
Retail Investment Services	24	31	25	2.7
Corporate/Institutional Trust	19	20	14	(13.2)
Total Asset Mgmt Revenues	$167	$180	$163	(1.2)%
Total Assets Under Mgmt [1]	*$91*	*$89*	*$93*	*1.0%*

[1] In billions, as of December 31, 1998, 1999 and 2000, respectively.

23

SunTrust has hit the wall. Its first quarter 2001 results are particularly troublesome.

(Dollars in Millions, Except Per Share Data)

	4Q00	1Q01 REPORTED	1Q01 CORE	4Q TO 1Q CHANGE[3]
Net Interest Income	$785	$805	$805	2.5%
Provision	(53)	(67)	(67)	26.4
Other Income	447	526	469[1]	4.9
Operating Expenses	(696)	(743)	(743)[2]	6.8
Pretax Net Income	$483	$521	$464	(4.0)%
Core Earnings Per Share	$1.12	$1.14	$1.02	(8.9)%

(1) Adjusted to exclude $57MM in pretax securities and other gains recognized.

(2) Not adjusted for up to $30MM of operating expense in the quarter that SunTrust claims was reflective of one-time discretionary spending. Similarly, no adjustment is made for the more than $20MM increase in trading profits (as compared to the average quarterly trading profits for 2000).

(3) Based on change vis-a-vis core results.

24

There is significantly higher integration risk under SunTrust's proposal.

Is SunTrust trying to bite off more than it can chew?

- Wachovia would be three times larger than any acquisition SunTrust has ever attempted.

- SunTrust has had only one transaction greater than $100 million in value (Crestar) in the last 10 years.

- SunTrust has never attempted an in-market integration of any size.

- SunTrust's high cost-savings objectives are risky and raise the probability of significant disruption for employees and customers.

25

So, why is SunTrust trying to acquire Wachovia?

A. SunTrust's core earnings are declining.

B. SunTrust's "growth" engines have stalled.

C. SunTrust's capital flexibility is diminishing.

D. SunTrust has limited alternatives.

Conclusion: A + B + C + D = Hostile Takeover Attempt

26

SunTrust and its hostile proposal

- Poor strategic fit with Wachovia
- Lower earnings growth for Wachovia shareholders
- SunTrust's core earnings have hit the wall
- SunTrust's growth engines have stalled
- High integration risk - SunTrust lacks experience in large acquisitions
- SunTrust has only limited choices

27

Agenda

I. Why Wachovia's board of directors reaffirmed our merger of equals with First Union

II. Why Wachovia's board of directors rejected SunTrust's proposal

III. **Update on excellent progress in our merger integration planning with First Union**

28

Integration planning is ahead of schedule, and we are more confident than ever.

- ✓ Experienced implementation team fully staffed and operational
- ✓ Management appointments well under way
- ✓ Business unit integration plans moving forward
- ✓ Results of technology review extremely positive
- ✓ Certain cost-savings opportunities already being leveraged
- ✓ Regulatory applications filed
- ✓ Shareholder meeting date set

We are on track to close our merger with First Union as planned.

29